Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

PS Business Parks, Inc.

(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to Be Paid	$6,617,930,812.50	.0000927	$613,482.19

Fees Previously Paid	—		—

Total Transaction Valuation	$6,617,930,812.50

Total Fees Due for Filing			$613,482.19

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$613,482.19

(i)	Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value per share, of the Registrant (“Common Stock”)

(ii)	Aggregate number of securities to which transaction applies:

As of the close of business on May 13, 2022, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 35,295,631, which consists of (a) 27,631,452 outstanding shares of Common Stock; (b) 132,167 shares of Common Stock subject to outstanding options to purchase shares of Common Stock; (c) 78,637 shares of Common Stock underlying restricted stock units awards; (d) 100,000 shares of Common Stock underlying deferred stock units awards; (e) 48,020 shares of Company Stock issuable with respect to the Company’s 2022 Equity Incentive Plan Awards Program; and (f) 7,305,355 shares of Common Stock subject to issuance upon exchange of common limited partnership interest in our operating partnership, PS Business Parks, L.P. (such units, “redeemable units”).

(iii)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the product of (i) 35,295,631 shares of Common Stock (including 132,167 shares of Common Stock subject to options to purchase shares of Common Stock, 78,637 shares of Common Stock underlying restricted stock units awards, 100,000 shares of Common Stock underlying deferred stock units awards, 48,020 shares of Common Stock issuable with respect to the Company’s 2022 Equity Incentive Plan Awards Program, and 7,305,355 shares of Common Stock subject to issuance upon exchange of redeemable units) that are exchangeable for cash in the merger and (ii) the merger consideration of $187.50 (collectively the “Total Consideration”). The filing fee equals the product of .0000927 multiplied by the Total Consideration.